Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 3, 2009, with respect to the consolidated financial statements, and internal control over financial reporting included in the Annual Report of American Railcar Industries, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statement of American Railcar Industries, Inc. and Subsidiaries on Form S-8 (No. 333-136680, effective August 16, 2006) and Form S-4 (No. 333-141477, effective March 30, 2007).

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 3, 2009